Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – February 4, 2010

For Immediate Release	Contact:	John Kyees
Chief Investor Relations Officer
(215) 454-5500

URBN Q4 Comparable Retail Sales Jump 9%

PHILADELPHIA, February 4, 2010 (GLOBENEWSWIRE)—Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands, today announced record sales for the fourth quarter and fiscal year ended January 31, 2010.

Total Company sales for the fourth quarter reached a record $589 million, an increase of 16% over the comparable quarter last year. Comparable retail segment sales, which include our direct-to-consumer channels, increased 9% for the quarter. Comparable store sales rose 10% and 11% at Anthropologie and Free People, respectively and were flat at Urban Outfitters, for a combined comparable store sales increase of 4%. Direct-to-consumer sales surged 28% reflecting strong growth across all brands and wholesale sales continued to improve during the quarter, down 2% versus the same quarter last year.

“We are proud to deliver strong sales results, including a 9% retail ‘comp’ supported by a 28% rise in direct-to-consumer revenue,” said Glen T. Senk, Chief Executive Officer. “Early sales reads and well-positioned inventory provide us with continued optimism as we transition to the Spring season,” finished Mr. Senk.

Sales for the year ended January 31, 2010 increased 6%, to a record $1.9 billion. Comparable retail segment sales increased 1% for the period. Total Company comparable store sales decreased by 3% for the period versus an 8% increase in the prior year. Direct-to-consumer sales rose 19% and wholesale sales declined 5%.

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Urban Outfitters stores	$227,858	$213,435	$760,133	$771,362
Anthropologie stores	211,740	172,098	704,849	642,161
Free People stores	11,738	9,588	38,752	32,907
Terrain	1,438	1,165	6,260	5,656

Store net sales	452,774	396,286	1,509,994	1,452,086

Direct-to-consumer	112,231	87,810	323,739	272,472

Retail segment net sales	565,005	484,096	1,833,733	1,724,558

Wholesale	23,488	23,982	104,082	110,060

Total net sales	$588,493	$508,078	$1,937,815	$1,834,618

Exhibit 99.1

During Fiscal 2010, the Company opened a total of 33 new stores including: 13 Urban Outfitters stores, 16 Anthropologie stores including our first Anthropologie store in Europe, and 4 Free People stores. The Company plans to open approximately 45 new stores during Fiscal 2011. The Company will release fourth quarter and fiscal year financial and operating results on March 4, 2010.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 155 Urban Outfitters stores in the United States, Canada, and Europe; 2 websites and a catalog; 137 Anthropologie stores in the United States, Canada and Europe, a web site and a catalog; Free People wholesale which sells its product to approximately 1,400 specialty stores and select department stores; 34 Free People stores, a web site and catalog; Leifsdottir wholesale, which sells its product to approximately 65 specialty and select department stores; and one Terrain garden center as of January 31, 2010.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

###